As filed with the Securities and Exchange Commission on April 30, 2014

Registration No. 333-167318

333-107591

333-46222

333-56349

333-55827

333-49561

33-77060-99

333-35323

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-167318

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-107591

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-46222

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-56349

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-55827

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-49561

Post Effective Amendment No. 2 to Form S-8 Registration Statement No. 33-77060-99

Post Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-35323

UNDER

THE SECURITIES ACT OF 1933

ATMI, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1481060
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

c/o Entegris, Inc.

129 Concord Road

Billerica, Massachusetts 01821

(978) 436-6500

(Address, including Zip Code, and Telephone Number, including Area Code,

of Registrant’s Principal Executive Offices)

ATMI, Inc. 2010 Stock Plan

ATMI, Inc. 2003 Stock Plan & ATMI, Inc. 1998 Employee Stock Purchase Plan

ATMI, Inc. 2000 Stock Plan

ATMI, Inc. 1998 Stock Plan

ATMI, Inc. 1998 Employee Stock Purchase Plan

ATMI, Inc. 1997 Stock Plan

Advanced Technology Materials, Inc. 1987 Stock Plan

Advanced Technology Materials, Inc. 1995 Stock Plan

(Full Title of the Plan)

Peter W. Walcott

Senior Vice President, General Counsel and Secretary

Entegris, Inc.

129 Concord Road

Billerica, Massachusetts 01821

(978) 436-6500

(Name, Address and Telephone Number, including Area Code,

for Agent for Service)

Copies to:

Craig E. Marcus, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by ATMI, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company and all participations, registered under the following Registration Statements on Form S-8 filed by the Company (each, a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements:

•	Registration Statement on Form S-8 (No. 333-167318), filed with the Commission on June 4, 2010, pertaining to the registration of 3,000,000 shares of Common Stock of the Company, relating to the ATMI, Inc. 2010 Stock Plan.

•	Registration Statement on Form S-8 (No. 333-107591), filed with the Commission on August 1, 2003, pertaining to the registration of 3,500,000 shares of Common Stock of the Company, relating to the ATMI, Inc. 2003 Stock Plan and the ATMI, Inc. 1998 Employee Stock Purchase Plan.

•	Registration Statement on Form S-8 (No. 333-46222), filed with the Commission on September 20, 2000, pertaining to the registration of 2,000,000 shares of Common Stock of the Company, relating to the ATMI, Inc. 2000 Stock Plan.

•	Registration Statement on Form S-8 (No. 333-56349), filed with the Commission on June 9, 1998, pertaining to the registration of 2,000,000 shares of Common Stock of the Company, relating to the ATMI, Inc. 1998 Stock Plan.

•	Registration Statement on Form S-8 (No. 333-55827), filed with the Commission on June 2, 1998, pertaining to the registration of 500,000 shares of Common Stock of the Company, relating to the ATMI, Inc. 1998 Employee Stock Purchase Plan.

•	Registration Statement on Form S-8 (No. 333-49561), filed with the Commission on April 6, 1998, pertaining to the registration of 900,000 shares of Common Stock of the Company, relating to the ATMI, Inc. 1997 Stock Plan.

•	Registration Statement on Form S-8 (No. 33-77060), filed with the Commission on March 30, 1994, as amended by Post-Effective Amendment No. 1, which was filed with the Commission on October 14, 1997, pertaining to shares of Common Stock of Advanced Technology Materials, Inc., par value $0.01 per share, issued or reserved for issuance pursuant to awards granted under the Advanced Technology Materials, Inc. 1987 Stock Plan.

•

Registration Statement on Form S-8 (No. 33-93048), filed with the Commission on June 7, 1995, as amended by Post-Effective Amendment No. 1, which was filed with the Commission on October 10, 1997, pertaining to shares of Common

Stock of Advanced Technology Materials, Inc., par value $0.01 per share, issued or reserved for issuance pursuant to awards granted under the Advanced Technology Materials, Inc. 1995 Stock Plan.

On February 4, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Entegris, Inc., a Delaware corporation (“Parent”), and Atomic Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly-owned by Parent. The Merger became effective at 8:14 AM EDT on April 30, 2014 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each share of Common Stock of the Company issued and outstanding immediately prior to the Merger (other than shares of Common Stock of the Company owned by the Company as treasury stock or owned directly by Parent, Merger Sub, ATMI BVBA or any of its subsidiaries or by any wholly-owned subsidiary of the Company, Parent or Merger Sub; Company restricted stock awards; or shares of Common Stock of the Company as to which dissenters’ rights have been properly exercised under Delaware law) was cancelled and converted into the right to receive $34.00 per share in cash, without interest or dividends thereon and less any applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Billerica and Commonwealth of Massachusetts, on April 30, 2014.

ATMI, INC.

By:	/s/ Bertrand Loy

Name: Bertrand Loy
Title: President

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements on Form S-8 have been signed by the following persons on April 30, 2014 in the capacities indicated.

Signature	Title

/s/ Bertrand Loy Bertrand Loy	President and Director (Principal Executive Officer)

/s/ Gregory B. Graves Gregory B. Graves	Chief Financial Officer, Executive Vice President, Treasurer and Director (Principal Financial Officer)

/s/ Peter W. Walcott Peter W. Walcott	Senior Vice President, Secretary and Director